    Exhibit 99.1

BCSC Revokes Cease Trade Order Issued Against Quantum Materials Corp. (Symbol QTMM)

March 24, 2014 - Quantum Materials Corp. (traded on the OTCQB under the symbol QTMM) (“Quantum”) announced today that the British Securities Commission (“BCSC”) has revoked its cease trade order against Quantum.

During the period from 2010 through 2012, Quantum and its CEO negotiated private placements and stock purchase transactions with several companies and individuals located in British Columbia. Unbeknownst to Quantum and its CEO, on November 6, 2009, the BCSC had issued a cease trade order (“CTO”) against Quantum. In late 2012, it was brought to Quantum’s attention by the BCSC that these placements and transactions were completed while the CTO was in effect and in the absence of available prospectus exemptions, and therefore were in violation of applicable securities regulations.

Quantum desired the revocation of the CTO particularly in the interest of its BC resident shareholders, since these shareholders were restricted from depositing and/or trading in Quantum shares as a result of the CTO. On March 17, 2014, Quantum and its CEO entered into a settlement agreement with the BCSC admitting to the subject violations and agreeing to the issuance of an order including certain sanctions.  Following the execution of the settlement agreement, the BCSC agreed to revoke the CTO and issued a revocation order that can be found online at http://www.bcsc.bc.ca/comdoc.nsf/allbyunid/f26d1d6d4642007b88257c9e00805cc3?opendocument.

On March 17, 2014, the BCSC published the subject settlement agreement and distributed a copy of the subject order to the Canadian Securities Administrators (“CSA”). Unfortunately, the CSA misinterpreted the content of the order and erroneously posted a notice on its website reading:

“Ban Securities Trading OF QTMM” rather than “Ban Securities Trading BY QTMM”.

Although the CSA promptly corrected this error at the request of Quantum and the BCSC, it has already resulted in a trading stop by Knight Capital, a leading stock clearing company.  Quantum has contacted Knight Capital and provided a copy of both the subject order and the subject revocation order substantiating that Quantum is NOT subject to a cease trade order in BC.
Knight Capital has assured Quantum that this situation will be corrected as soon as possible.

Quantum would like to apologize to all of its shareholders for the inconvenience resulting from this very unfortunate situation. Please be assured that the company is making every effort to correct this as quickly as possible.

About Quantum Materials Corp.

Quantum Materials Corp. develops and manufactures Tetrapod Quantum Dots for use in medical, display, solar energy and lighting applications through its patent pending volume production process. Quantum dot semiconductors enable a new level of engineered performance in a wide array of established consumer and industrial products. Quantum’s volume manufacturing methods enable consistent QD quality and scalable cost reductions to drive innovative discovery to commercial success. (http://www.qmcdots.com)

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact:
Art Lamstein
Director of Marketing
Quantum Materials Corp.
415.609.4969
artlamstein@QMCdots.com

Media:
Rich Schineller
941.780.8100
rich@prmgt.com